Exhibit 99.2

Press Release Dated July 20, 2005

Cardinal Communications, Inc. (OTC Bulletin Board: CDNC), a leading provider of voice, video and high-speed broadband communications services, today announced it has secured a $10 million credit line from California-based Jantaq, LLC.

Dave Weisman, chairman and CEO of Cardinal Communications, said, “We have been seeking opportunities to accelerate the growth of our bundled digital services provisioning business, and this new credit facility will allow us to capitalize on some important opportunities that exist within our market. We now have the ability to make strategic investments in new projects that will drive short-term revenue. More importantly, we also can pursue longer-term initiatives that we hope will drive significant revenue and enhance Cardinal's position as a leader in the deployment and provisioning of bundled voice, video, data and security services.”

Cardinal Broadband has implemented an aggressive expansion strategy based on several fundamental components:

Build a very strong management team of seasoned professionals
Restructure the business into three synergistic operating divisions that revolve around the design, implementation and operation of next-generation bundled digital services
Attract high-quality operating and financial partners that share Cardinal's vision and have the ability to invest strategically in the company
Weisman added, “In the last several months, we have strengthened all facets of our business and are now looking to launch a new growth phase. This new line of credit should enhance our ability to deliver outstanding service and support to our existing customers, as well as facilitate the launch of some exciting new projects we have been eager to initiate.”

About Cardinal Communications

Based in Broomfield, Colo., Cardinal Communications is implementing specific strategies designed to leverage the company's IP-based software technology enabling fully ubiquitous voice, video and data product deployments in targeted geographic regions of the United States. For more information about Cardinal Communications, please visit the company's Website at www.cardinalcomms.com .

SAFE HARBOR STATEMENT: Some information in this release is forward looking. These forward-looking statements may be affected by the risks and uncertainties in Cardinal Communications’ business. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of Cardinal Communications’ Securities and Exchange Commission filings. Cardinal Communications wishes to caution readers that certain important factors may have affected and could in the future affect its actual results and could cause actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of Cardinal Communications. There are many factors that will determine whether Cardinal Communications will be successful in its endeavors, including, without limitation, access to adequate capital and consumer acceptance of its telecommunications service offerings. Cardinal Communications undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date here of.